Exhibit 4.9

FIRST AMENDMENT TO AMENDED AND
RESTATED REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of January 5, 2009 (this “Amendment”), is by and between AGA MEDICAL HOLDINGS, INC., a Delaware corporation (the “Company”) and WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS”), amending that certain Amended and Restated Registration Rights Agreement, dated as of April 21, 2008, by and among the Company, WCAS, the Gougeon Stockholders and the other individuals and entities party thereto (the “Registration Rights Agreement”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Registration Rights Agreement.

WHEREAS, the Company has entered into that certain Securities Purchase Agreement, dated as of the date hereof, with AGA Medical Corporation and WCAS CP IV, pursuant to which, among other things, AGA Medical Corporation shall issue and sell a 10% Senior Subordinated Note in an aggregate principal amount of $15,000,000, and the Company shall issue and sell 1,879 shares of Series B Preferred Stock (as hereinafter defined), to WCAS CP IV;

WHEREAS, the Company and WCAS wish to enter into this Amendment to, among other things, amend certain provisions of the Registration Rights Agreement as set forth herein; and

WHEREAS, the Registration Rights Agreement may be amended, pursuant to Section 7(e) thereof, by a written instrument signed by the Company and WCAS;

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto hereby agree as follows:

1.                                    The definition of “Registrable Stock” in Section 1 of the Registration Rights Agreement is hereby amended and restated as follows:

“ “Registrable Stock” means, at any time, (x) all shares of Common Stock now or hereafter held by the Investors, including all shares from time to time issued or issuable upon the conversion, exercise or exchange of any securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock, that are now or hereafter held by the Investors, including the Series A Preferred Stock, Series B Preferred Stock and Class A Common Stock (it being understood that, with respect to any determination hereunder of the number of shares of Registrable Stock at any time held by one or more Investors, all such shares of Common Stock that are issuable upon any such conversion, exercise or exchange shall be deemed to have been issued at the time of such determination) and (y) any shares of Common Stock issuable with respect to the foregoing by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.  As to any particular Registrable Stock, such shares shall cease to be Registrable Stock (i) when a registration statement with respect to the sale of such shares shall have been declared effective under the Securities Act and such shares shall have been disposed of in accordance with such registration statement, (ii) when such shares shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) when, with respect to the holder thereof, all such shares held by such holder become eligible for sale under Rule 144 of the Securities Act (or any similar or successor rule), (iv) when such shares shall have been otherwise transferred and new certificates for such shares properly not bearing a legend restricting further transfer shall have been delivered by the Company or (v) when such shares cease to be outstanding.”

2.                                    Section 1 of the Registration Rights Agreement is hereby amended to add the following defined term:

“ “Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.”

3.                                    The Registration Rights Agreement, as amended by this Amendment, is hereby in all respects confirmed.

4.                                    This Amendment, the rights of the parties and all actions, claims or suits arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

5.                                    This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

AGA MEDICAL HOLDINGS, INC.

By:	/s/ John Barr
Name: John Barr
Title: President & CEO

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates LLC,
its general partner

By:	/s/ Sean M. Traynor
Name: Sean M. Traynor
Title: Managing Member

[Signature Page to First Amendment to Amended and Restated Registration Rights Agreement]